Exhibit 10.2

Form of Equity Grant Letter for Executive Officers

Name:

Department:

Division:

Congratulations! We are pleased to provide you with an equity grant under the CME Group Inc. Amended and Restated Omnibus Stock Plan (the “Plan”). This equity grant is in recognition of the anticipated positive impact you will make toward the future success of CME Group. Your equity grant may enable you to acquire ownership in CME Group Inc., which is a means for you to share in the success of the company while creating shareholder value. Certain terms of your equity grant follow:

Stock Option Terms

Option:	You have been granted a non-qualified stock option to purchase [•] shares of Class A common stock, $.01 par value, of CME Group Inc.

Grant Date:	[—]

Exercise Price per share:	$[—]

Vesting Schedule:	Except as may otherwise be provided in the Plan, 25 percent of the option grant shall become exercisable on each anniversary of the grant date, with 100 percent of the option grant becoming exercisable on the fourth anniversary of the grant date.[1]

Expiration:	Subject to earlier termination pursuant to the terms of the Plan, unexercised portions of the option will expire ten years from the date of grant.[1]

Restricted Stock Terms

Restricted Stock:	You have been granted [—] restricted shares of Class A common stock, $.01 par value, of CME Group Inc.

Grant Date:	[—]

Vesting Schedule:	Except as otherwise provided in the Plan, 25 percent of the restricted stock grant shall become vested on each anniversary of the grant date, with 100 percent of the restricted stock grant becoming vested on the fourth anniversary of the grant date.[1]

Your equity grant has an economic value of $[—]. The economic value was used to calculate the number of options and restricted shares granted, using the closing stock price on the grant date and the Black-Scholes option value at the time of grant.

To be eligible to receive this grant, you must have entered into a Confidentiality, Non-Compete and Non-Solicitation Agreement with CME Group Inc. In addition to the terms stated in this grant letter, your equity grant shall be subject to the terms and conditions of the Plan. All documents relating to the Plan, including the cover letter, grant letter, Plan Document, Prospectus, Frequently Asked Questions, 83b Election Memo (for U.S. employees only), W-9 Form (or W-8BEN Form for international employees) and Beneficiary Form, are available online by logging on to your E*TRADE account at www.etrade.com/stockplans, or by calling E*TRADE at (800) 838-0908. A copy of the CME Group 2009 Form 10-K can be found at: http://investor.cmegroup.com/investor-relations/financials.cfm. You must complete the W-9 Form (or W-8 Ben Form for International employees) if this is your first Restricted Stock grant. Additionally, you must submit a Beneficiary Form to the Compensation Department if you have not done so previously. Forms can be sent to the Compensation Department, 20 S. Wacker, 6S.

By accepting this equity grant, you hereby agree to the terms and conditions of the Plan, which are subject to change at any time. In addition, you acknowledge and agree that you are receiving this grant pursuant to CME Group’s Annual Grant Program, which is in place at the discretion of CME Group. Accordingly, your receipt of this grant and your eligibility for any future grants are subject to the continued existence of the Annual Grant Program.

[1]	May be amended to address specific employment contractual provisions.